August 20, 2012

EVEP, EnerVest Announce Utica Well Results

HOUSTON, TX — (Marketwire) — 08/20/12 — EV Energy Partners, L.P. (NASDAQ: EVEP) and EnerVest, Ltd., today announced initial production results for a second well in the Utica Shale and provided an update on the Frank 2H well.

The Cairns 5H well, located in Carroll County, Ohio, near the border with Tuscarawas County, flow tested at a 24-hour rate of 1,690 barrels of oil equivalent per day. The production mix was 729 barrels of 52-degree API condensate per day, 2.2 MMCF of natural gas per day and 587 barrels of natural gas liquids per day. This assumes processing of the wet gas flow stream with corresponding natural gas shrink and natural gas liquids yields. The well was drilled to a total measured depth of 12,693 feet with the horizontal section measuring 5,384 feet and completed with 19 stages. EVEP owns an approximate 43 percent working interest in the well, and an affiliate of EnerVest owns an approximate 50 percent working interest in the well.

Following shut-in to install artificial lift equipment, the Frank 2H well in Stark County, Ohio, produced into sales at an unassisted 24-hour rate of 870 barrels of oil equivalent per day. The production mix was 360 barrels of 47-degree API oil per day, 1.2 MMCF of natural gas per day and 312 barrels of natural gas liquids per day. This assumes processing of the wet gas flow stream with corresponding natural gas shrink and natural gas liquids yields. The Company anticipates activating the artificial lift within the next few weeks. EVEP owns an approximate 35 percent working interest in the well, and an affiliate of EnerVest owns an approximate 40 percent working interest in the well.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by EVEP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the EVEP's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston

Michael E. Mercer, 713-651-1144

http://www.evenergypartners.com

EnerVest, Ltd., Houston

Ron Whitmire, 713-495-6525